As filed with the Securities and Exchange Commission on September 21, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Thoughtworks Holding, Inc.

(Exact name of registrant as specified in its charter)

Delaware	82-2668392
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 East Randolph Street, 25th Floor Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

Thoughtworks Holding, Inc. 2021 Omnibus Incentive Plan

Thoughtworks Holding, Inc. 2021 Employee Stock Purchase Plan

Turing Holding Corp. (n/k/a Thoughtworks Holding, Inc.) 2017 Stock Option Plan

(Full title of the plan)

Ramona Mateiu

Chief Legal Officer and Chief Compliance Officer

200 East Randolph Street, 25th Floor

Chicago, Illinois 60601

(312) 373-1000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Joshua N. Korff, P.C.

Aaron M. Schleicher

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.001 per share, reserved for issuance pursuant to the Omnibus Plan (as defined below)	62,048,123	$27.51(2)	$1,706,943,863.73	$186,227.58
Common stock, par value $0.001 per share, reserved for issuance pursuant to the ESPP (as defined below)	8,980,304	$27.51(2)	$247,048,163.04	$26,952.95
Common stock, par value $0.001 per share, reserved for issuance pursuant to the 2017 Plan (as defined below)	26,613,287	$3.79(3)	$100,864,357.70	$11,004.30
TOTAL			$2,054,856,384.47	$224,184.83

(1)

This Registration Statement on Form S-8 (this “Registration Statement”) covers shares of common stock of Thoughtworks Holding, Inc. issuable pursuant to the plans set forth in this table. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under such plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of our outstanding common stock, shares of common stock that may again become available for delivery with respect to awards under the Thoughtworks Holding, Inc. 2021 Omnibus Incentive Plan (“Omnibus Plan”), the Thoughtworks Holding, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”), including the Thoughtworks Share Incentive Plan that is a part of its Non-Section 423 Component (as defined in the ESPP) and the Turing Holding Corp. (n/k/a Thoughtworks Holding, Inc.) 2017 Stock Option Plan (the “2017 Plan”), pursuant to the share counting, share recycling and other terms and conditions of such plans, and shares of common stock that may become reserved and available for delivery with respect to awards under the Omnibus Plan, ESPP and 2017 Plan, including pursuant to the “evergreen” provision of the Omnibus Plan and the ESPP.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The price per share is based on $27.51, the average of the high and the low price of the common stock on September 15, 2021, as reported on the Nasdaq Global Select Market.

(3)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $3.79 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Thoughtworks Holding, Inc. (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a)    The Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act on September 14, 2021, relating to the Company’s Registration Statement on Form S-1 (Registration No. 333-258985), originally filed with the Commission on August 20, 2021 (as amended, including all exhibits); and

(b)     The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on September 14, 2021, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items, unless otherwise indicated therein) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Fourth Amended and Restated Certificate of Incorporation (the “Certificate”) will provide for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person, including an officer or director, who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any person who was, is or is threatened to be made party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

Pursuant to the Company’s amended and restated bylaws (the “Bylaws”), we will indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The Company has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Company’s Certificate or Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The foregoing summaries are necessarily subject to the complete text of the DGCL statutes referenced above, the Certificate, the Bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.

The Company will maintain standard policies of insurance that provide coverage (1) to the Company’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that the Company may make to such directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

EXHIBIT INDEX

Exhibit Number	Description

3.1	Fourth Amended and Restated Certificate of Incorporation of Thoughtworks Holding, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 20, 2021)

3.2	Third Amended and Restated Bylaws of Thoughtworks Holding, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 20, 2021)

5.1*	Opinion of Kirkland & Ellis LLP

10.1*	Thoughtworks Holding, Inc. 2021 Omnibus Incentive Plan

10.2*	Thoughtworks Holding, Inc. 2021 Employee Stock Purchase Plan

10.3*	Form of Thoughtworks U.K. Share Incentive Plan

10.4*	Turing Holding Corp. (n/k/a Thoughtworks Holding, Inc.) 2017 Stock Option Plan

10.5*	Form of Stock Option Agreement

10.6*	Form of Restricted Stock Unit Agreement

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on September 21, 2021.

Thoughtworks Holding, Inc.

By:	/s/ Guo Xiao
Name: Guo Xiao
Title: Chief Executive Officer and Director

Each person whose signature appears below constitutes and appoints, jointly and severally, Guo Xiao, Erin Cummins and Ramona Mateiu as his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this registration statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 21, 2021.

Signature	Title

/s/ Guo Xiao Guo Xiao	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Erin Cummins Erin Cummins	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Ian Davis Ian Davis	Director

/s/ Robert Brennan Robert Brennan	Director

/s/ Jane Chwick Jane Chwick	Director

/s/ Rohan Haldea Rohan Haldea	Director

/s/ Gina Loften Gina Loften	Director

/s/ Salim Nathoo Salim Nathoo	Director

/s/ William Parrett William Parrett	Director

Signature	Title

/s/ Roxanne Taylor Roxanne Taylor	Director